Filed Pursuant to Rule 424(b)(3)
Registration No. 333-294026

COLLER SECONDARIES PRIVATE EQUITY OPPORTUNITIES FUND
(the “Fund”)

Supplement dated April 29, 2026
to the Fund’s Prospectus and Statement of Additional Information, each dated March 4, 2026

Effective May 1, 2025, Francois Aguerre will no longer serve as a portfolio manager of the Fund. Accordingly, all references to Mr. Aguerre will be removed from the Fund's Prospectus and Statement of Additional Information. Richard Jason Alexander Elmhirst, Steven Stolk and Yonatan Puterman will remain portfolio managers of the Fund.

Capitalized terms used in this Supplement shall, unless otherwise defined herein, have the same meaning as given in the Prospectus and/or Statement of Additional Information.

Please retain this document for your future reference.